Exhibit 2.2

AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION

BY AND AMONG

RASNA THERAPEUTICS, INC.

FALCONRIDGE HOLDINGS LIMITED

and

ARNA THERAPEUTICS LIMITED

Dated as of May 17, 2016

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on May 17, 2016 by and among Rasna Therapeutics, Inc., a Delaware corporation (“Parent”), Falconridge Holdings Limited, a corporation organized under the laws of the British Virgin Islands (“Falconridge”), which is a wholly-owned subsidiary of Parent, and Arna Therapeutics Limited, a corporation formed under the laws of the British Virgin Islands (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Falconridge, Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for the Company to be merged with and into Falconridge (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Falconridge and the Company have approved the Merger in accordance with the laws of the British Virgin Islands (“BVI Law”) and upon the terms and subject to the conditions set forth herein, in the applicable filings required pursuant to BVI Law;

WHEREAS, the requisite stockholders of the Company (the “Stockholders”) have approved this Agreement and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Falconridge, has approved by written consent pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, BVI Law, this Agreement and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger; and

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.01                                                                 Merger.  Subject to the terms and conditions of this Agreement, the Company shall be merged with and into Falconridge in accordance with BVI Law. At the Effective Time (as defined below), the separate legal existence of the Company shall cease, and Falconridge shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under BVI Law under the name “Falconridge Holdings Limited”.

Section 1.02                                                                 Effective Time.  The Merger shall become effective upon the filing of the appropriate certificates pursuant to the relevant provisions of BVI Law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

Section 1.03                                                                 Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at such time and place as shall be determined by the parties hereto. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in Articles I will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Section 1.04                                         Certificate of Incorporation,

(a)                                 The Certificate of Incorporation of Falconridge, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Certificate of Incorporation.

Section 1.05                                                                 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Falconridge and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.06                                         Manner and Basis of Converting Shares.

(a)                                 At the Effective Time:

(i)                                     each share of common stock of Falconridge that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii)                                  each share of common stock of the Company (the “Company Common Stock”) beneficially owned by the Stockholders listed on Schedule 1.06(a)(ii) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an aggregate of 35,668,290 shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), with fractional shares of Parent Common Stock rounded up or down to the nearest whole share (the “Merger Consideration”); and

(iii)                               each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)                                 After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(c)                                  At the Effective Time, the outstanding options to purchase Company Common Stock outstanding and set forth on Schedule 1.06(c) shall be assumed by the Parent and the holder thereof shall thereafter have the right to receive options to purchase Parent Common Stock, in such amounts and with such conditions and restrictions as set forth on Schedule 1.06(c) hereto (the “Parent Options”).

(d)                                 At the Effective Time, the outstanding warrants to purchase Company Common Stock outstanding and set forth on Schedule 1.06(d) (the “Company Warrants”) shall be assumed by the Parent and the holder thereof shall thereafter have the right to receive warrants to purchase Parent Common Stock, in such amounts as set forth on Schedule 1.06(d) hereto and in the form substantially set forth as Exhibit D, attached hereto (the “Parent Warrants”).

Section 1.07                                         Surrender and Exchange of Certificates.

Promptly after the Effective Time and upon surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed or upon receipt by the Parent of a list of Stockholders for whom shares of Company Common Stock held were un-certificated, Parent shall issue to each record holder of Company Common Stock surrendering such certificate, certificates or affidavit, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Sections 1.06(a)(ii) hereof. Until the certificate, certificates, affidavit or certified list of Stockholders is or are surrendered as contemplated by this Section 1.07, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.06(a)(ii) for the holder thereof.  Additionally, promptly after the Effective Time and upon surrender of certificates evidencing the Company Warrants and Company Options outstanding immediately prior to the Effective Time, the Parent shall deliver to the applicable holders of Company Warrants and/or Company Options, the Parent Warrants and Parent Options, respectively.

Section 1.08                                                           Parent Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.06(a)(ii) to be available for such purposes.

Section 1.09                                                           Operation of Surviving Corporation.  The Company acknowledges that upon the effectiveness of the Merger, and the material compliance by Parent and Falconridge with their respective duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 1.10                                                           Further Assurances.  From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Falconridge or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Falconridge as follow:

Section 2.01                                         Organization, Standing, Subsidiaries, Etc.

(a)                                 The Company is a corporation duly organized and existing in good standing under the laws of the British Virgin Islands and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement, the applicable certificates or filings required pursuant to BVI Law and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation of the Company that have been delivered to Parent and Falconridge prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)                                 The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 2.02                                                                 Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

Section 2.03                                                                 Capitalization of the Company.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, US$0.01 par value, of which 35,668,290 shares are outstanding, and such shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any natural person, corporation, business trust, association, limited liability company, partnership, joint venture, other entity, government, agency or political subdivision (each, a “Person”).

Section 2.04                                                                 Company Stockholders.  Schedule 2.04 hereto contains a true and complete list of the names of the record owners of all of the outstanding shares of Company Common Stock of the Company, together with the number of securities held or to which such Person has rights to acquire. To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

Section 2.05                                                                 Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement and the requisite certificates to be filed pursuant to BVI Law (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filings referred to in Section 1.02.

Section 2.06                                                                 Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 2.07                                                                 Compliance with Laws and Instruments.  The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation of the Company, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company and (c) will not result in the creation or imposition of any lien upon any property or asset of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

Section 2.08                                                                 Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.09                                                                 Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Falconridge or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 2.10                                                                 Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent and Falconridge in writing that has had or is currently having a material and adverse effect or, insofar as the Company can now foresee, will materially and adversely affect the Condition of the Company. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND FALCONRIDGE

Parent and Falconridge represent and warrant to the Company as follows:

Section 3.01                                                                 Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Falconridge is a corporation duly organized and existing in good standing under the laws of the British Virgin Islands. Parent and Falconridge have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-Laws, as applicable, as now in effect. Parent and Falconridge have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Falconridge has any subsidiaries (except Parent’s ownership of Falconridge) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Falconridge free and clear of all liens, and Falconridge has no outstanding options, warrants or rights to purchase capital stock or other securities of Falconridge, other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Article III to “Parent” shall be treated as being a reference to Parent and Falconridge taken together as one enterprise.

Section 3.02                                                                 Qualification.  Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of Parent (the “Condition of the Parent”).

Section 3.03                                                                 Corporate Authority.  Each of Parent and Falconridge (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and Falconridge (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and Falconridge (as the case may be), each is enforceable against it and/or them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.04                                                                 Broker’s and Finder’s Fees.  No Person is entitled by reason of any act or omission of Parent or Falconridge to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of the Merger Documents, or with respect to the consummation of the transactions contemplated thereby.

Section 3.05                                                                 Capitalization.

(a)                                 The authorized capital stock of Parent consists of (i) One Hundred and Twenty Million (120,000,000) shares of Parent Common Stock, of which 19,187,500 shares are issued and outstanding (with fractional shares rounded up to the nearest whole share) and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding. Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other equity security of Parent or Falconridge, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other equity security of Parent or Falconridge There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. The offer, issuance and sale of such shares of Parent Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Parent Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.

(b)                                 The authorized capital stock of Falconridge consists of 150,000,000 shares of common stock (the “Falconridge Common Stock”), US$1.00 par value, of which 1 share is issued and outstanding. All of the outstanding Falconridge Common Stock is owned by Parent. All outstanding shares of the capital stock of Falconridge are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. Falconridge has no outstanding options, rights or commitments to issue shares of Falconridge Common Stock or any other equity security of Falconridge, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Falconridge Common Stock or any other equity security of Falconridge

Section 3.06                                                                 Validity of Shares.  The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.06(a)(ii) hereof, when issued and delivered in accordance with the terms of the Merger Documents, shall be duly and validly issued, fully paid and non-assessable. The issuance of the Parent Common Stock upon consummation of the Merger pursuant to Sections 1.06(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

ARTICLE IV.
MISCELLANEOUS

Section 4.01                                                                 Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

(a)                                 If to Parent or Falconridge:

(b)                                 If to the Company:

Offshore Incorporate Centre

P.O. Box 957

Road Town, Tortola, British Virgin Islands

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

Section 4.02                                                                 Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

Section 4.03                                                                 Expenses.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 4.04                                                                 Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

Section 4.05                                                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.06                                                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 4.07                                                                 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 4.08                                                                 Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

Section 4.09                                                                 Recitals, Schedules and Exhibits.  The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 4.10                                                                 Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 4.11                                                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

RASNA THERAPEUTICS, INC.

By:
Name:
Title:

FALCONRIDGE HOLDINGS LIMITED

By:
Name:
Title:

COMPANY:

ARNA THERAPEUTICS LIMITED

By:
Name:
Title:

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